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                                                               Exhibit 12.2

                         Breed Technologies, Inc.

                Ratio of Earnings to Combined Fixed Charges

                       and Preferred Stock Dividends

                       (In millions, except ratios)

                            Fiscal Year Ended June 30,         Pro Forma
                         --------------------------------  Fiscal Year Ended Six Months Ended
                         1994   1995  1996  1997   1998      June 30, 1998   December 31, 1998
                         ----- ------ ----- ----- -------  ----------------- -----------------
Pre-tax earnings (loss)
 from continuing
 operations............. $73.0 $110.1 $98.3 $29.7 $(408.8)      $(416.5)          $(52.4)
Subtract: Dividends on
 redeemable preferred
 stock deducted in
 determining pre-tax
 earnings (loss) before
 extraordinary item ....   --     --    --    --    (10.0)        (16.3)            (8.7)
Add: Fixed charges......   1.4    1.2   3.0  29.4    99.4         102.7             53.2
Subtract: Capitalized
 interest...............   --     --    --   (0.1)   (0.1)          --               --
                         ----- ------ ----- ----- -------       -------           ------
       Total earnings as
 adjusted...............  74.4  111.3 101.3  59.0 $(319.5)      $(330.1)          $ (7.9)
                         ===== ====== ===== ===== =======       =======           ======
Fixed Charges
 Computation:
 Interest expensed...... $ 1.1 $  0.8 $ 2.7 $26.8 $  68.9       $  79.5           $ 40.9
 Capitalized interest...   --     --    --    0.1     0.1           --               --
 Amortization of
  deferred financing
  costs.................   --     --    --    0.7    16.8           3.3              1.8
 Estimated interest
  factor on operating
  leases................   0.3    0.4   0.3   1.8     3.6           3.6              1.8
 Dividends on redeemable
  preferred stock.......   --     --    --    --     10.0          16.3              8.7
                         ----- ------ ----- ----- -------       -------           ------

 Total fixed charges.... $ 1.4 $  1.2 $ 3.0 $29.4 $  99.4       $ 102.7           $ 53.2
                         ===== ====== ===== ===== =======       =======           ======
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends..............  53.1   92.7  33.8   2.0     --            --               --
                         ===== ====== ===== ===== =======       =======           ======
Insufficiency of
 earnings to cover
 combined fixed
 charges................                          $(418.9)      $(432.8)          $(61.1)
                                                  =======       =======           ======
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